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                                                                      Exhibit 12
                             WMX TECHNOLOGIES, INC.

                       Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)

                                                             Year Ended December 31,
                                      --------------------------------------------------------------
                                      1991(1)      1992(2)      1993(3)(6)   1994(4)(6)   1995(5)(6)
                                      ----         ----         ----         ----         ----
Income From Continuing Operations
  Before Income Taxes,
  Undistributed Earnings from
  Affiliated Companies, Minority
  Interest, Extraordinary
  Item and Cumulative Effect of
  Accounting Changes................  $  1,139.4   $  1,555.2   $    841.0   $  1,461.1   $  1,267.5
Interest Expense....................       279.9        311.0        393.6        439.7        506.2
             Capitalized Interest...      (111.4)       (87.9)      (100.6)      (104.5)       (81.5)
One-Third of Rents Payable
  in the Next Year..................        46.7         44.7         48.5         53.9         56.8
                                      ----------   ----------   ----------   ----------   ----------

Income From Continuing Operations
  Before Income Taxes,
  Undistributed Earnings from
  Affiliated Companies, Minority
  Interest, Extraordinary
  Item, Cumulative Effect of
  Accounting Changes, Interest and
  One-Third of Rents................  $  1,354.6   $  1,823.0   $  1,182.5   $  1,850.2   $  1,749.0
                                      ==========   ==========   ==========   ==========   ==========

Interest Expense....................  $    279.9   $    311.0   $    393.6   $    439.7   $    506.2
One-Third of Rents Payable in the
  Next Year.........................        46.7         44.7         48.5         53.9         56.8
                                      ----------   ----------   ----------   ----------   ----------

Interest Expense plus One-Third
  of Rents..........................  $    326.6   $    355.7   $    442.1   $    493.6   $    563.0
                                      ==========   ==========   ==========   ==========   ==========

Ratio of Earnings to Fixed
  Charges...........................   4.15 to 1    5.13 to 1    2.67 to 1    3.75 to 1    3.11 to 1

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(1)  The results for 1991 include a special charge ($296.0 million before tax and minority interest) primarily to reflect then current estimates of the environmental remediation liabilities at waste disposal sites previously used or operated by the Company and its subsidiaries or their predecessors.

(2) The results for 1992 include a non-taxable gain ($240.0 million before minority interest) resulting from the initial public offering of 75 million newly issued ordinary shares of Waste Management International plc in April 1992 and special charges ($219.9 million before tax and minority interest). The results for 1992 exclude the cumulative effect of accounting changes ($71.1 million after tax and minority interest) related to the adoption of Statements of Financial Accounting Standards Nos. 106 and 109.

(3) The results for 1993 include a non-taxable gain ($15.1 million before minority interest) relating to the issuance of shares by Rust International Inc. as well as a special asset revaluation and restructuring charge ($550.0 million before tax and minority interest) related primarily to a revaluation of Chemical Waste Management, Inc.'s thermal treatment business.

(4) The results for 1994 include a charge ($9.2 million before tax and minority interest) recorded by Rust International Inc. to write off assets and recognize costs of exiting certain of Rust's service lines and closing offices in a consolidation of certain of its operating groups.

(5) The results for 1995 include a special charge ($140.6 million before tax) recorded by Chemical Waste Management, Inc., primarily to write off its investment in facilities and technologies that it abandoned because they do not meet customer service or performance objectives, and a special charge ($194.6 million before tax and minority interest) recorded by Waste Management International plc relating to actions it is taking to sell or otherwise dispose of non-core businesses and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies and streamline its country management organization.
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(6)  In 1995, the Rust International Inc. Board of Directors approved a plan to sell or otherwise discontinue that company's process engineering, construction, specialty contracting and similar lines of business. Accordingly, these businesses have been segregated as discontinued operations in the financial statements since 1993. It is not practical to restate periods prior to the formation of Rust International Inc. on January 1, 1993, for the discontinued operations. The ratio of earnings to fixed charges for 1993 and 1994 have been restated.